As filed with the Securities and Exchange Commission on May 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Owens Corning

(Exact name of registrant as specified in its charter)

Delaware	43-2109021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Owens Corning Parkway

Toledo, Ohio 43659

(Address of principal executive offices including zip code)

Masonite International Corporation 2021 Omnibus Incentive Plan

(Full title of the plan)

Gina A. Beredo

Executive Vice President, General Counsel and Secretary

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

(419) 248-8000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Owens Corning (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register up to 1,106,768 shares of its common stock, par value $0.01 per share (“Owens Corning Common Stock”), issuable pursuant to (i) outstanding and unvested awards of restricted stock units and performance stock units under the Masonite International Corporation 2021 Omnibus Incentive Plan (the “2021 Plan”) that were held by employees of Masonite International Corporation, a corporation incorporated under the laws of British Columbia (“Masonite”), which were exchanged for time-vesting restricted stock units of the Registrant (“Owens Corning RSU Awards”) in respect of that number of shares of Owens Corning Common Stock (rounded to the nearest whole share in accordance with the Company Disclosure Letter to the Arrangement Agreement) in connection with the completion of the transactions contemplated by the Arrangement Agreement (the “Arrangement Agreement”), dated as of February 8, 2024, by and among the Registrant, MT Acquisition Co ULC, a British Columbia unlimited liability company and the Masonite and (ii) an exception under Rule 303A.08 of the NYSE Listed Company Manual (“Rule 303A.08”).

In accordance with the terms of the Arrangement Agreement, at the time specified in the Plan of Arrangement attached as Schedule A thereto (the “Effective Time”), each award of restricted stock units (“Masonite RSUs”) and performance stock units (“Masonite PSUs”, and together with the Masonite RSUs, the “Masonite Awards”) granted under the 2021 Plan that was held by employees of the Masonite that was outstanding and unvested immediately prior to the Effective Time were exchanged for Owens Corning RSU Awards, in respect of that number of shares of Owens Corning Common Stock (rounded to the nearest whole share in accordance with the Company Disclosure Letter to the Arrangement Agreement), subject to the same terms and conditions (including vesting schedule but excluding any performance conditions) that applied to the corresponding Masonite Awards immediately prior to the Effective Time. The 488,778 shares of Owens Corning Common Stock registered hereunder are subject to Owens Corning RSU Awards issued in exchange for outstanding Masonite Awards (rounded to the nearest whole share in accordance with the Company Disclosure Letter to the Arrangement Agreement), as determined by multiplying (i) the number of shares of common stock of the Masonite (“Masonite Common Stock”) subject to the corresponding Masonite RSU or Masonite PSU immediately prior to the Effective Time (in the case of Masonite PSUs, with the number of shares of Masonite Common Stock determined in accordance with the Company Disclosure Letter to the Arrangement Agreement) by (ii) the exchange ratio (as defined below). The “exchange ratio” is equal to a fraction, (i) the numerator of which is the $133.00 in cash per Masonite Common Stock and (ii) the denominator of which is $174.03, which is the volume weighted average closing sale price of one share of Owens Corning Common Stock as reported on the NYSE for the 10 consecutive trading days ending on the date that is two trading days prior to the date on which the Effective Time occurs (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) as reported by Bloomberg L.P.

In accordance with Rule 303A.08, the 617,990 of shares of Owens Corning Common Stock registered hereunder represent the number of shares of Masonite Common Stock that were available for future awards under the 2021 Plan immediately prior to the Effective Time, multiplied by the exchange ratio and assumed by the Registrant. Pursuant to an exception under Rule 303A.08, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that (i) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction and (ii) such awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2021 Plan as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents filed with the Commission by the Registrant are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (Commission File No. 001-33100);

(b)	The Registrant’s Current Reports on Form 8-K (Commission File No. 001-33100), filed February 9, 2024, March 1, 2024, March 6, 2024, April 15, 2024, April 29, 2024, and May 13, 2024;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (Commission File No. 001-33100); and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-33100) filed with the Commission on October 19, 2006 under the Exchange Act, as updated by Exhibit 4.26 to the Registrant’s Annual Report on Form 10-K (File No. 001-33100) for the year ended December 31, 2019, and all amendments and reports filed for the purpose of updating that description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated therein) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the state of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify him or her under the DGCL.

Article TENTH of the Registrant’s Amended And Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that the Registrant shall, to the fullest extent authorized or permitted by applicable law, indemnify any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he or she, his or her testator or intestate, is or was a director or officer of the Registrant or by reason of the fact that such person, at the request of Registrant, is or was serving as a director, manager, officer, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise. No director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX of the Registrant’s Fourth Amended and Restated Bylaws (“Bylaws”) provides that the Registrant shall, to the fullest extent authorized or permitted by applicable law, indemnify any and all persons who may serve or who have served at any time as a director or officer of the Registrant, or may serve or at any time have served at the request of the Registrant as a director, manager, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and any directors or officers of the Registrant who at the request of the Registrant may serve or at any time have served as agents or fiduciaries of an employee benefit plan of the Registrant or any of its subsidiaries, from and against any and all of the expenses, liabilities or other matters referred to in or covered by law, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, manager, officer, employee or agent. The Registrant may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law, to the fullest extent authorized or permitted by such law.

In addition to the provisions of the Certificate of Incorporation and the Bylaws, the Registrant has entered into indemnification agreements with all of its directors to indemnify the directors to the fullest extent permitted by the Bylaws. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33100), for the quarter ended March 31, 2016)

4.2	Fourth Amended and Restated Bylaws of the Registrant (as adopted on June 15, 2023) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33100), filed June 22, 2023)

5.1*	Opinion of Davis Polk & Wardwell LLP

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

99.1*	Masonite International Corporation 2021 Omnibus Incentive Plan

107*	Calculation of Filing Fee Table

*	filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, state of Ohio, on this 15th day of May 2024.

OWENS CORNING

By:	/s/ Todd W. Fister
Name: Todd W. Fister Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer and Director	May 15, 2024
Brian D. Chambers	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer	May 15, 2024
Todd W. Fister	(Principal Financial Officer)

*	Vice President and Controller	May 15, 2024
Mari Doerfler	(Principal Accounting Officer)

*	Director	May 15, 2024
Eduardo E. Cordeiro

*	Director	May 15, 2024
Adrienne D. Elsner

*	Director	May 15, 2024
Alfred E. Festa

*	Director	May 15, 2024
Edward F. Lonergan

*	Director	May 15, 2024
Maryann T. Mannen

*	Director	May 15, 2024
Paul E. Martin

*	Director	May 15, 2024
W. Howard Morris

*	Director	May 15, 2024
Suzanne P. Nimocks

*	Director	May 15, 2024
John D. Williams

*

This Registration Statement has been signed on behalf of the above officers and directors by Todd W. Fister, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Dated: May 15, 2024	By:	/s/ Todd W. Fister
Todd W. Fister Attorney-in-Fact